                                  EXHIBIT 1

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
                 (FORMERLY PACIFIC GAS TRANSMISSION COMPANY)
                 SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES

                 FINANCIAL STATEMENTS AND SCHEDULES
                 AS OF DECEMBER 31, 1997 AND 1996
                 TOGETHER WITH AUDITORS' REPORT

                  PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
                  --------------------------------------------
                  (FORMERLY PACIFIC GAS TRANSMISSION COMPANY)
                 SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES
                 ----------------------------------------------


                       FINANCIAL STATEMENTS AND SCHEDULES
                       ----------------------------------

                           DECEMBER 31, 1997 AND 1996
                           --------------------------

                               TABLE OF CONTENTS



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits with Fund Information -
 December 31, 1997 and 1996

Statement of Changes in Net Assets Available for Benefits with Fund Information for the Year Ended December 31, 1997


NOTES TO FINANCIAL STATEMENTS AND SCHEDULES


SCHEDULES SUPPORTING FINANCIAL STATEMENTS:

Schedule I - Item 27a - Schedule of Assets Held for Investment Purposes - December 31, 1997

Schedule II - Item 27d - Schedule of Reportable Transactions for the Year Ended December 31, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Administrative Committee of the
PG&E Gas Transmission, Northwest Corporation
  (formerly Pacific Gas Transmission Company)
  Savings Fund Plan for Non-Management Employees:

We have audited the accompanying statement of net assets available for benefits of PG&E Gas Transmission, Northwest Corporation (formerly Pacific Gas Transmission Company) Savings Fund Plan For Non-Management Employees (the Plan) as of December 31, 1997 and 1996 and the related statement of changes in net assets available for benefits with fund information, for the year ended December 31, 1997. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for benefits, with fund information for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.


Portland, Oregon,
  November 23, 1998

                  PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
                  --------------------------------------------
                  (FORMERLY PACIFIC GAS TRANSMISSION COMPANY)
                 SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES
                 ----------------------------------------------


                  NOTES TO FINANCIAL STATEMENTS AND SCHEDULES
                  -------------------------------------------

                           DECEMBER 31, 1997 AND 1996
                           --------------------------



1. PLAN DESCRIPTION:
   -----------------

The following description of the PG&E Gas Transmission Northwest, Corporation Savings Fund Plan for Non-Management Employees (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for more complete information regarding the Plan's provisions.

General
-------

Assets from the Pacific Gas and Electric Company Savings Fund Plan for Non-Management Employees (PG&E Plan), originally established April 1, 1959, attributable to participants of that plan who were employees of PG&E Gas Transmission, Northwest Corporation (the Sponsor or the Company) on January 1, 1995 were transferred to the Plan effective January 1, 1995.

The Plan is intended to constitute a qualified profit sharing plan, as described in Code Section 401(a), which includes a qualified cash or deferred arrangement, as described in Code Section 401(k). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

Eligibility
-----------

Employees are eligible to participate in the Plan if the employee is classified as a nonmanagement employee of the Sponsor. Each eligible employee becomes a participant on the first day of the next payroll period after the date he/she completes a 12-month period of employment.

Contributions
-------------

Eligible employees may contribute an amount in whole percentages from 1% to 15% of compensation as defined by the Plan, limited by requirements of the Internal Revenue Code (IRC). The Company matches contributions in an amount equal to 50% of each participant's elective contribution, up to 6% of the participant's base pay, as defined by the Plan.

Vesting
-------

Employee elective contributions, Company matching contributions, and the accumulated earnings thereon are 100% vested at all times.

Participant Loans
-----------------

Participants may borrow up to 50% of their vested account balance, subject to a $1,000 minimum and other certain restrictions. As these loans are repaid by the participant, the proceeds, including interest, are returned to the participant's account. Loans are repayable through payroll deductions over periods ranging up to 5 years or up to 15 years for the purchase of a primary residence. The interest rate is determined by the plan administrator commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances. During 1997, the interest rate charged on participant loans was equal to the Trustee's prime rate plus 2%. Interest rates on outstanding loans range from 10.25% to 11.00%.
These loans will mature from 1999 to 2011.

Benefits
--------

Upon termination of service, death, disability or retirement, a participant may elect to receive an amount equal to the value of the participant's vested interest in his or her account. The form of payment is a single lump-sum distribution, a portion paid in a lump sum and the remainder paid later, or an annuity to be paid in monthly installments.

Withdrawals
-----------

Except upon death, total disability, termination or retirement, withdrawal of participant balances requires approval of the Trustee and Plan Administrator. In-service withdrawals and hardship withdrawals are permitted.

Participant Accounts
--------------------

Individual accounts are maintained for each of the Plan's participants and each account is credited with his or her elective contribution, the Company's matching contribution and an allocation of the Plan's net earnings and administrative expenses. Allocations are based on participant account balances, as defined.

Investment Options
------------------

Participants direct their elective contributions and the Company's matching contributions, into 11 investment options. Participants may elect to change their investment options at any time. A description of each investment option is provided below:

     Barclays Global Investors, N.A. Asset Allocation Fund
     -----------------------------------------------------

     This fund is a balanced fund which invests in a combination of common stocks, long-term U.S. Treasury bonds and money market instruments.

     Barclays Global Investors, N.A. S&P 500 Stock Fund
     --------------------------------------------------

     This growth and income fund invests in the same stocks at approximately the same percentages as the S&P 500 Index.

     Barclays Global Investors, N.A. U.S. Treasury Allocation Fund
     -------------------------------------------------------------

     This fund invests in long-term U.S. Treasury bonds with maturities of 20 years or more, intermediate-term U.S. Treasury notes with maturities of 5-7 years, and short-term (91-day) U.S. Treasury bills.

     Barclays Global Investors, N.A. LifePath Funds
     ----------------------------------------------

     These five diversified funds are designed to meet long-term investment goals based on various time horizons. Each fund invests in a changing mix of up to 17 U.S. and international asset classes, including stocks and bonds from virtually every major marketplace.

     Barclays Global Investors, N.A. Money Market Fund
     -------------------------------------------------

     The fund invests in several investment grade instruments, including U.S. government and agency obligations, fixed time deposits, bankers' acceptances, bank obligations, short-term corporate debt instruments, repurchase agreements and unsecured loan participations. The maturities for these instruments are generally less than three months.

     Neuberger & Berman Guardian Trust Fund
     --------------------------------------

     This fund is a growth and income fund which invests in a well-diversified mix of common stocks of established, high-quality companies considered to be under-valued when compared to stocks of similar companies.

     Templeton Foreign Fund
     ----------------------

     The assets held by this fund are widely diversified throughout the world. The allocation is adjusted by the portfolio managers in response to varying market conditions. International investing has significant growth potential, but is subject to risks associated with market conditions, currency exchange rates and political climates.

The PG&E Stock Fund was an investment option offered to participants under the PG&E Plan. After the transfer of the assets out of the PG&E Plan into this Plan, the PG&E Stock Fund was frozen and is no longer an investment election available to participants. Therefore, the activity in the PG&E Stock Fund will be limited to the payment of benefits, loan disbursements, and transfers out of the PG&E Stock Fund into other investment options currently offered by the Plan.

2.  CHANGE IN TRUSTEE:
    ------------------

On August 29, 1997, the MasterWorks Division of Barclays Global Investors, N.A. was acquired by Merrill Lynch, Pierce Fenner & Smith Incorporated (Merrill Lynch). Barclays Global Investors, N.A. remained as trustee through December 31, 1997, and the trust was transferred to Merrill Lynch on January 1, 1998. There were no changes to the terms of the trust agreement. The investment options available under the Plan were not impacted as a result of this transaction and their investment objectives and strategies, portfolio managers and fee structures did not change.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    -------------------------------------------

Basis of Accounting
-------------------

The accompanying financial statements are prepared on the accrual basis of accounting.

Investment Valuation and Income Recognition
-------------------------------------------

Investments of the Plan are stated at fair value. Fair value for shares is determined by quoted prices in an active market. Participant loans are valued at cost which approximates fair value.

Interest income is recognized as it is earned and dividends are recorded on the ex-dividend date.

Net realized and unrealized appreciation in the fair value of investments consists of the net change in unrealized appreciation during the year on investments held at the end of the year and the realized gain or loss on the sale of investments during the year.

Purchases and sales of securities are recorded on a trade date basis. Realized gains and losses from security transactions are reported on the moving average basis.

Payment of Benefits
-------------------

Benefit payments to participants are recorded upon distribution.

Administrative Expenses
-----------------------

The Company pays recordkeeping fees, loan fees, recurring payment fees, investment management fees for PG&E stock, and all additional fees. These fees totaled $14,706 in 1997. Participants pay the investment management fees for all funds except PG&E stock. These fees reduce the investment return reported and credited to participants.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

4.  TAX STATUS:
    -----------

The Internal Revenue Service has determined and informed the Company by letter dated September 9, 1996, that the Plan and related trust are designed in accordance with applicable sections of the IRC. The Plan's administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the IRC, as of the end of the Plan year.

5.  PLAN TERMINATION:
    -----------------

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

6.  RELATED PARTY TRANSACTIONS:
    ---------------------------

Certain investment funds were managed by Barclays Global Investors, N.A. during 1997. Barclays Global Investors, N.A. was the trustee as defined by the Plan and, therefore, these investments and investment transactions qualify as party-in-interest transactions.

7.  INFORMATION CERTIFIED BY THE TRUSTEE:
    -------------------------------------

The following information included in the financial statements and supplemental schedules was provided and certified by the Plan's trustee as complete and accurate:

     .    Investments
     .    Interest income
     . Net realized and unrealized appreciation (depreciation) in fair value of investments
     . Schedule of Assets Held for Investment Purposes (Schedule I) Schedule of Reportable Transactions (Schedule II)

8.   SUBSEQUENT EVENT:
     -----------------

As discussed in Note 2, Merrill Lynch became the trustee of the Plan's assets, replacing Barclays as of January 1, 1998.

                                                                      SCHEDULE I


                  PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
                  (FORMERLY PACIFIC GAS TRANSMISSION COMPANY)
                 SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES
                 ----------------------------------------------


                                 EIN 94-1512922
                                 --------------

                                    PLAN 006
                                    --------

           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
           ----------------------------------------------------------

                               DECEMBER 31, 1997
                               -----------------

                                (Notes 6 and 7)


                                         Description of Investment,
     Identity of Issue,                Including Maturity Date, Rate
    Borrower, Lessor or                   of Interest, Collateral,                          Current
       Similar Party                      Par or Maturity Value              Cost            Value
----------------------------   ---------------------------------------       ----           ------
                                Common and Collective Funds:
*Barclays Global                 Asset Allocation Fund
   Investors, N.A.                (11,965.423 shares)                        $  236,666     $   315,289
*Barclays Global                 S&P 500 Stock Fund
   Investors, N.A.                (65,254.133 shares)                         1,909,599       2,401,352
*Barclays Global                 U.S. Treasury Allocation Fund
   Investors, N.A.                (7,882.840 shares)                            126,855         139,448
*Barclays Global                 LifePath 2000 Fund
   Investors, N.A.                (29,646.188 shares)                           340,074         393,109
*Barclays Global                 LifePath 2010 Fund
   Investors, N.A.                (12,702.072 shares)                           188,613         191,928
*Barclays Global                 LifePath 2020 Fund
   Investors, N.A.                (9,971.295 shares)                            148,250         164,925
*Barclays Global                 LifePath 2030 Fund
   Investors, N.A.                (3,986.158 shares)                             54,900          70,236
*Barclays Global                 LifePath 2040 Fund
   Investors, N.A.                (15,291.349 shares)                           272,954         287,630
*Barclays Global                 Money Market Fund
   Investors, N.A.                (907,724.860 shares)                          907,725         907,725
*Pacific Gas and                Common Stock (190,058.464 shares)             1,900,585       2,917,397
   Electric
                                Shares in Registered Investment
                                 Companies:
 Neuberger & Berman               Guardian Trust Fund (166,699.654
   Trust                          shares)                                     2,210,311       2,883,904
 Templeton Funds                  Foreign Fund (54,599.906 shares)              552,494         543,269

*Participants                   Participant Loans: (interest rates
                                 ranging from 10.25% to 11.00%,
                                 maturity dates ranging from
                                 August 29, 1999 to April 25, 2011)             173,072         173,072
                                                                             ----------     -----------
                                Total Investments                            $9,022,098     $11,389,284
                                                                             ==========     ===========


*Represents a party-in-interest transaction as of December 31, 1997.


         The accompanying notes are an integral part of this schedule.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
                  (FORMERLY PACIFIC GAS TRANSMISSION COMPANY)
                SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES

                                EIN 94-1512022



                                   PLAN 006

                ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997

                                (Notes 6 and 7)



Series of transactions of the same issue that exceed 5% of the net Plan assets at the beginning of the year:

                                                                                                Purchases
                                                                                       -----------------------------
                                                                                         Number of        Purchase
   Identity of Party Involved                          Description of Asset             Transactions       Price
-----------------------------------                -------------------------------     --------------   ------------
                                                    Common and Collective Funds:
*Barclays Global Investors, N.A.                      S&P 500 Stock Fund                     64         $  2,031,504
*Barclays Global Investors, N.A.                      LifePath 2010                          28              402,867
*Barclays Global Investors, N.A.                      Money Market Fund                      49            2,532,371

                                                    Common Stock:
*Pacific Gas and Electric                             Common Stock                            -                    -

                                                    Shares in Registered Investment
                                                      Companies:
 Neuberger & Berman Trust                               Guardian Trust Fund                  54              886,888
 Templeton Funds                                        Foreign Funds                        44              295,980


                                                                                                   Sales
                                                                             -----------------------------------------------------
                                                                              Number of       Cost of       Selling      Net Gain
   Identity of Party Involved               Description of Asset             Transactions      Asset         Price      or (Loss)
-----------------------------------     -------------------------------      ------------     -------       -------    -----------
                                         Common and Collective Funds:
*Barclays Global Investors, N.A.           S&P 500 Stock Fund                     37        $  1,434,707  $  1,949,694 $  514,987
*Barclays Global Investors, N.A.           LifePath 2010                          11             257,035       265,036      8,001
*Barclays Global Investors, N.A.           Money Market Fund                      25           2,169,931     2,169,931          -

                                         Common Stock:
*Pacific Gas and Electric                  Common Stock                           47           1,340,991     1,688,196    347,205

                                         Shares in Registered Investment
                                           Companies:
 Neuberger & Berman Trust                    Guardian Trust Fund                  53             985,563     1,444,514    458,951
 Templeton Funds                             Foreign Funds                        27             203,028       231,906     28,878


*Represents a party-in-interest transaction for the year ended December 31, 1997.

         The accompanying notes are an integral part of this schedule.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
                  (FORMERLY PACIFIC GAS TRANSMISSION COMPANY)
                SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES


     STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION

                               DECEMBER 31, 1997

                                                                          Participant Directed
                                  ------------------------------------------------------------------------------------------------
                                                                 U.S.
                                    Asset           S&P       Treasury    LifePath   LifePath   LifePath   LifePath   LifePath
                                  Allocation     500 Stock   Allocation     2000       2010       2020       2030       2040
                                     Fund          Fund         Fund        Fund       Fund       Fund       Fund       Fund
                                  ----------    ----------   ----------   --------   --------   --------   --------   --------
INVESTMENTS, at fair value:
  Barclays Global Investors,
    N.A.-
      Common and Collective
        Funds                       $315,289    $2,401,352     $139,448   $393,109   $191,928   $164,925   $70,236    $287,630
  Pacific Gas and Electric-
    Common Stock Fund                      -             -            -          -          -          -         -           -
  Shares in Registered
    Investment Companies                   -             -            -          -          -          -         -           -
  Participant Loans                        -             -            -          -          -          -         -           -
                                    --------    ----------     --------   --------   --------   --------   -------    --------
NET ASSETS AVAILABLE FOR
  BENEFITS                          $315,289    $2,401,352     $139,448   $393,109   $191,928   $164,925   $70,236    $287,630
                                    ========    ==========     ========   ========   ========   ========   =======    ========

                                                       Participant Directed
                                    -----------------------------------------------------------
                                                                      Neuberger
                                      Money                           & Berman        Templeton
                                      Market          PG&E            Guardian         Foreign      Participant
                                      Fund           Stock           Trust Fund         Fund          Loans           Total
                                    --------       ----------        ----------       ---------     -----------      --------
INVESTMENTS, at fair value:
  Barclays Global Investors,
    N.A.-
      Common and Collective
        Funds                        $907,725       $        -       $        -        $      -        $      -      $ 4,871,642
  Pacific Gas and Electric-
    Common Stock Fund                       -        2,917,397                -               -               -        2,917,397
  Shares in Registered
    Investment Companies                    -                -        2,883,904         543,269               -        3,427,173
  Participant Loans                         -                -                -               -         173,072          173,072
                                     --------       ----------       ----------        --------        --------      -----------
NET ASSETS AVAILABLE FOR
  BENEFITS                           $907,725       $2,917,397       $2,883,904        $543,269        $173,072      $11,389,284
                                     ========       ==========       ==========        ========        ========      ===========

        The accompanying  notes are an integral part of this statement.

                  PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
                   (FORMERLY PACIFIC GAS TRANSMISSION COMPANY)
                 SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES


      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION

                                DECEMBER 31, 1996

                                                                        Participant Directed
                                    -------------------------------------------------------------------------------------------
                                                                 U.S.
                                      Asset         S&P        Treasury    LifePath   LifePath   LifePath   LifePath   LifePath
                                    Allocation   500 Stock    Allocation     2000       2010       2020       2030       2040
                                       Fund         Fund         Fund        Fund       Fund       Fund       Fund       Fund
                                    ----------   ----------   ----------   --------   --------   --------   --------   --------
INVESTMENTS, at fair value:
  Barclays Global
    Investors, N.A.-
      Common and Collective
        Funds                         $349,130   $1,807,602    $91,538     $350,318    $45,779    $70,759    $38,527    $82,437
      Pacific Gas and
        Electric-
          Common Stock Fund                  -            -          -            -          -          -          -          -
      Shares in Registered
        Investment Companies                 -            -          -            -          -          -          -          -
      Participant Loans                      -            -          -            -          -          -          -          -
                                      --------   ----------    -------     --------    -------    -------    -------    -------
NET ASSETS AVAILABLE FOR
  BENEFITS                            $349,130   $1,807,602    $91,538     $350,318    $45,779    $70,759    $38,527    $82,437
                                      ========   ==========    =======     ========    =======    =======    =======    =======

                                                    Participant Directed
                                    ----------------------------------------------------
                                                                 Neuberger
                                      Money                      & Berman     Templeton
                                      Market        PG&E         Guardian      Foreign     Participant
                                       Fund         Stock       Trust Fund      Fund         Loans          Total
                                    ---------   -----------     ----------    ---------    -----------   ------------
INVESTMENTS, at fair value:
  Barclays Global
    Investors, N.A.-
      Common and Collective
        Funds                       $545,285       $     -       $        -     $      -      $      -    $ 3,381,375
      Pacific Gas and
        Electric-
          Common Stock Fund                -     3,290,200                -            -             -      3,290,200
      Shares in Registered
        Investment Companies               -             -        3,153,890      500,018             -      3,653,908
      Participant Loans                    -             -                -            -       200,155        200,155
                                    --------    ----------       ----------     --------      --------    -----------
NET ASSETS AVAILABLE FOR
  BENEFITS                          $545,285    $3,290,200       $3,153,890     $500,018      $200,155    $10,525,638
                                    ========    ==========       ==========     ========      ========    ===========

        The accompanying notes are an integral part of this statement.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
                  (FORMERLY PACIFIC GAS TRANSMISSION COMPANY)
                SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES


STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION

                     FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                           Participant Directed
                                 ------------------------------------------------------------------------------------------------
                                                                 U.S.
                                   Asset          S&P          Treasury    LifePath    LifePath   LifePath    LifePath   LifePath
                                 Allocation    500 Stock      Allocation     2000        2010       2020        2030       2040
                                   Fund           Fund           Fund        Fund        Fund       Fund        Fund       Fund
                                 ----------    ----------     ----------   --------    --------   --------    --------   --------
ADDITIONS:
  Participant contributions       $  35,392     $  131,189     $ 15,912    $  8,557    $ 11,141   $ 16,610     $14,971   $ 20,055
  Rollover contributions                  -            691            -           -           -          -           -        691
  Employer contributions              9,435         34,432        4,455       1,838       3,854      3,967       5,662      6,732
  Interest income                         -              -            -           -           -          -           -          -
                                  ---------     ----------     --------    --------    --------   --------     -------   --------
     Total additions                 44,827        166,312       20,367      10,395      14,995     20,577      20,633     27,478

DEDUCTIONS:
  Benefits and withdrawals
    paid to participants            196,659        420,862       43,378      10,998         352      3,399         852        657
                                  ---------     ----------     --------    --------    --------   --------     -------   --------
     Total deductions               196,659        420,862       43,378      10,998         352      3,399         852        657
                                  ---------     ----------     --------    --------    --------   --------     -------   --------
     Net increase
       (decrease) before
       interfund transfers
       and appreciation            (151,832)      (254,550)     (23,011)       (603)     14,643     17,178      19,781     26,821

INTERFUND TRANSFERS, net             57,360        336,360       62,567       8,555     123,187     62,684       1,629    155,346

NET REALIZED AND UNREALIZED
  APPRECIATION IN FAIR
  VALUE OF INVESTMENTS               60,631        511,940        8,354      34,839       8,316     14,304      10,299     23,026
                                  ---------     ----------     --------    --------    --------   --------     -------   --------
     Net increase
       (decrease)                   (33,841)       593,750       47,910      42,791     146,146     94,166      31,709    205,193

NET ASSETS AVAILABLE FOR
  BENEFITS, beginning of
  period                            349,130      1,807,602       91,538     350,318      45,779     70,759      38,527     82,437
                                  ---------     ----------     --------    --------    --------   --------     -------   --------
NET ASSETS AVAILABLE FOR
  BENEFITS, end of period         $ 315,289     $2,401,352     $139,448    $393,109    $191,925   $164,925     $70,236   $287,630
                                  =========     ==========     ========    ========    ========   ========     =======   ========

                                                       Participant Directed
                                 ---------------------------------------------------------------
                                                                       Neuberger
                                      Money                            & Berman        Templeton
                                      Market           PG&E            Guardian         Foreign       Participant
                                      Fund             Stock          Trust Fund         Fund            Loans           Total
                                   ---------        -----------       ----------       ---------      -----------       --------
ADDITIONS:
  Participant contributions        $  34,463        $        -        $  147,946       $ 69,304       $      -          $   505,540
  Rollover contributions                   -                 -                 -              -              -                1,382
  Employer contributions               9,829                 -            37,850         18,319              -              136,373
  Interest income                     37,217                 -                 -              -         20,225               57,442
                                   ---------        ----------        ----------       --------       --------          -----------
     Total additions                  81,509                 -           185,796         87,623         20,225              700,737

DEDUCTIONS:
  Benefits and withdrawals
    paid to participants             195,809           847,446           536,028         68,057         34,922            2,359,419
                                   ---------        ----------        ----------       --------       --------          -----------
     Total deductions                195,809           847,446           536,028         68,057         34,922            2,359,419
                                   ---------        ----------        ----------       --------       --------          -----------
     Net increase
       (decrease) before
       interfund transfers
       and appreciation             (114,300)         (847,446)         (350,232)        19,566        (14,697)          (1,658,682)

INTERFUND TRANSFERS, net             476,740          (840,751)         (419,151)       (12,143)       (12,383)                   -

NET REALIZED AND UNREALIZED
  APPRECIATION IN FAIR
  VALUE OF INVESTMENTS                     -         1,315,394           499,397         35,828              -            2,522,328
                                   ---------        ----------        ----------       --------       --------          -----------
     Net increase
       (decrease)                    362,440          (372,803)         (269,986)        43,251        (27,080)             863,646

NET ASSETS AVAILABLE FOR
  BENEFITS, beginning of
  period                             545,285         3,290,200         3,153,890        500,018        200,155           10,525,638
                                   ---------        ----------        ----------       --------       --------          -----------
NET ASSETS AVAILABLE FOR
  BENEFITS, end of period          $ 907,725        $2,917,397        $2,883,904       $543,269       $173,075          $11,389,284
                                   =========        ==========        ==========       ========       ========          ===========

The accompanying notes are an integral part of this statement.